Lexmark reports fourth quarter and full year 2012 results

•	Fourth quarter revenue exceeded guidance range
•	Growth in both managed print services and software revenue for quarter, year
•	Record full year gross profit margin percentage for fourth consecutive year
•	EPS unfavorably impacted by $0.25 per share by higher than expected taxes
•	Cash from operations of $138 million in the quarter, $413 million in full year
•	Share repurchases and dividends totaled $269 million in 2012
•	Solutions offerings expanded and strengthened by four 2012 acquisitions and significant advancements in new laser line

LEXINGTON, Ky., – Jan. 29, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter and full year of 2012.

“Our fourth quarter financial results were highlighted by revenue that exceeded expectation, solid cash flow generation and ongoing growth in Perceptive Software and managed print services revenue,” said Paul Rooke, Lexmark chairman and chief executive officer.

“In 2012 we strengthened our solutions portfolio through four software company acquisitions, and launched one of Lexmark’s most significant laser line advancements with solutions-enabled devices that extend our smart MFP and managed print services leadership.

“We are expecting to deliver savings of $85 million in 2013 from the actions announced last August, and we are well positioned to generate positive free cash flow as we have for each of the past 11 years,” added Rooke. “We continue to execute on our capital allocation strategy of rewarding shareholders through share repurchases and dividends while pursuing acquisitions that further expand and strengthen our solutions offerings.”

Fourth Quarter Results

GAAP revenue of $967 million includes $1 million of acquisition-related adjustments. Non-GAAP1 revenue of $968 million declined 9 percent compared with last year.

Fourth quarter EPS were negatively impacted by $0.25 per share ($17 million) from higher than expected taxes. A mix shift of earnings toward higher tax geographies resulted in an unfavorable impact of $11 million ($0.16 per share) as compared to the company’s October guidance.

Also, because the enactment of the American Taxpayer Relief Act of 2012 was not completed until 2013, certain provisions of the Act benefitting the company’s 2012 federal taxes, including the extension of the research and experimentation (R&E) tax credit for 2012, cannot be recognized in the company’s 2012 financial results and instead will be reflected in the company’s 2013 financial results. This delay unfavorably impacted earnings by $6 million ($0.09 per share).

Earnings Per Share	4Q12	4Q11
GAAP	$0.10	$0.94
Restructuring-related adjustments	0.35	0.21
Acquisition-related adjustments	0.17	0.11
Non-GAAP	$0.61	$1.25

GAAP earnings per share for the fourth quarter of 2012 were $0.10, compared with GAAP earnings of $0.94 per share in the fourth quarter of 2011. Non-GAAP earnings were $0.61 per share compared with non-GAAP earnings of $1.25 per share in the fourth quarter of 2011.

Imaging Solutions and Services (ISS) revenue of $925 million declined 10 percent compared to the same period last year. Within ISS, Managed Print Services (MPS) revenue2 of $170 million grew 3 percent, Non-MPS revenue3 of $608 million declined 9 percent and Inkjet Exit revenue4 of $147 million declined 26 percent year to year. Inkjet Exit revenue represented 15 percent of total company revenue and is expected to decline as a percentage of total revenue with the company's decision to exit its remaining inkjet hardware for improved profitability.

Perceptive Software revenue was $42 million. Perceptive Software revenue, excluding acquisition-related adjustments of $1 million, was $43 million and grew 37 percent compared to the same period in 2011.

Hardware revenue of $222 million and Supplies revenue of $656 million declined 15 percent and 10 percent, respectively. Software and Other revenue of $89 million grew 27 percent, or 25 percent excluding acquisition-related adjustments.

Lexmark continues to focus on growing workgroup laser hardware and supplies, MPS, and software revenue as inkjet continues to become a less significant portion of the company’s revenue mix.

Fourth Quarter 2012 GAAP results:
•	Revenue was $967 million compared to $1.060 billion last year.
•	Gross profit margin was 34.1 percent versus 37.4 percent in 2011.
•	Operating expense was $304 million compared to $303 million last year.
•	Operating income margin was 2.6 percent compared to 8.8 percent in 2011.
•	Net earnings were $6 million compared to 2011 net earnings of $69 million.

Fourth Quarter 2012 Non-GAAP results:
•	Revenue was $968 million compared to $1.061 billion last year.
•	Gross profit margin was 36.0 percent versus 38.3 percent in 2011.
•	Operating expense was $275 million compared to $283 million last year.
•	Operating income margin was 7.7 percent compared to 11.6 percent last year.
•	Net earnings were $40 million compared to $93 million in 2011.

In the fourth quarter of 2012, net cash provided by operating activities was $138 million, free cash flow5 was $101 million, capital expenditures were $38 million, and depreciation and amortization was $76 million.

Full Year 2012 Results

GAAP revenue of $3.798 billion includes $5.5 million of acquisition-related adjustments. Non-GAAP1 revenue of $3.803 billion declined 9 percent compared with last year. As with fourth quarter results, full year 2012 EPS were impacted by a higher overall tax rate resulting from the geographic mix of earnings and the delay in passage of the R&E tax credit.

Earnings Per Share	2012	2011
GAAP	$1.53	$4.12
Restructuring-related adjustments	1.29	0.30
Acquisition-related adjustments	0.70	0.29
Non-GAAP	$3.51	$4.71

GAAP earnings per share for the full year of 2012 were $1.53, compared with GAAP earnings of $4.12 per share in the full year of 2011. Non-GAAP earnings were $3.51 per share, compared with non-GAAP earnings of $4.71 per share in the full year of 2011.

ISS revenue of $3.642 billion declined 11 percent compared to the same period last year. Within ISS, MPS revenue2 of $624 million grew 7 percent, Non-MPS revenue3 of $2.377 billion declined 9 percent and Inkjet Exit revenue4 of $640 million declined 27 percent year to year.

Perceptive Software revenue was $156 million. Perceptive Software revenue, excluding acquisition-related adjustments of $5.5 million, was $162 million and grew 62 percent compared to the full year of 2011.

Hardware revenue of $827 million and Supplies revenue of $2.640 billion declined 17 percent and 9 percent, respectively. Software and Other revenue of $337 million grew 22 percent, including and excluding acquisition-related adjustments.

Full Year 2012 GAAP results:
•	Revenue was $3.798 billion compared to $4.173 billion last year.
•	Gross profit margin was 36.9 percent versus 37.9 percent in 2011.
•	Operating expense was $1.213 billion compared to $1.138 billion last year.
•	Operating income margin was 4.9 percent compared to 10.6 percent in 2011.
•	Net earnings were $106 million compared to 2011 net earnings of $321 million.

Full Year 2012 Non-GAAP results:
•	Revenue was $3.803 billion compared to $4.178 billion last year.
•	Gross profit margin was 38.9 percent versus 38.4 percent in 2011.
•	Operating expense was $1.106 billion compared to $1.104 billion last year.
•	Operating income margin was 9.9 percent compared to 12.0 percent last year.
•	Net earnings were $244 million compared to $367 million in 2011.

During the full year of 2012, net cash provided by operating activities was $413 million, free cash flow5 was $251 million, capital expenditures were $162 million, and depreciation and amortization was $276 million. The company ended the year with $906 million in cash and current marketable securities.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow5 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $500 million to shareholders through dividends and share repurchases since July 2011.

In the fourth quarter of 2012, Lexmark paid a dividend of $0.30 per share totaling $19 million. Also, 0.7 million of share repurchases executed in the third quarter settled in the fourth quarter.

In the full year 2012, Lexmark paid a dividend of $1.15 per share totaling $79 million. The company also repurchased 8.1 million of the company’s shares for $190 million during the year. The company’s remaining share repurchase authorization is currently $251 million.

Also in the fourth quarter, the company acquired Acuo Technologies, a recognized leader in high performance medical software and services. Acuo was the fourth acquisition in 2012, showcasing Lexmark’s transition to being a key solutions provider to enterprise-sized businesses and organizations across the globe.

Lexmark’s Perceptive Software Expands Healthcare Presence and Expertise

Perceptive Software’s expanded healthcare sector presence and expertise are evident in the acquisition of Acuo Technologies, the U.S. Department of Defense’s selection of its Universal Clinical Platform, and Perceptive Software’s ranking as the top healthcare Document Management and Imaging software product by a leading industry research firm.

•
Acuo Technologies Acquisition - Lexmark recently announced the acquisition of Acuo Technologies for a cash purchase price of approximately $45 million. A leading software provider of clinical content management, data migration and vendor neutral archives (VNA), Acuo Technologies is now a part of Perceptive Software. Together the companies will offer a unique set of technologies to the healthcare sector—enterprise content management (ECM), VNA with clinical content viewing, and database conversion—that combine to manage the entire range of content within the healthcare enterprise. With this acquisition, Perceptive Software becomes the only vendor to own this technology to provide this powerful healthcare solution, driving better patient care, an enhanced clinician experience and cost savings through a single, enterprise-wide and content-based medical record that is accessible via any electronic medical records system.

•
Department of Defense Selection - In the fourth quarter, Acuo announced that the Defense Logistics Agency of the U.S. Department of Defense (DoD) has selected the Acuo Universal Clinical Platform (UCP) as a new VNA solution for enterprise patient imaging logistics. UCP will consolidate imaging studies from 39 U.S. Army picture archiving and communication system (PACS) sites and 23 U.S. Navy PACS sites located at military healthcare facilities throughout the world. The nine-year contract, worth approximately $40 million, comprises products and services from BRIT Systems, Dell™ Computer Systems and Acuo.

•
2012 Best in KLAS - Also in the fourth quarter, Perceptive Software announced its healthcare products and solutions have been ranked the top healthcare Document Management and Imaging (DMI) software product, according to the 2012 Best in KLAS Awards: Software & Services report, an independent ranking based on customer feedback on top healthcare information technology vendors. Perceptive Software has ranked among the top five vendors in the DMI category every year since 2007.

Lexmark’s Demonstrated Leadership Continues with Global MPS Wins and Industry Accolades

Lexmark continues to reinforce ISS’ global MPS expertise and smart MFP technology through the announcements of geographic expansion with a well-recognized, global brewer and also once again being ranked as a leader by one of the industry’s most prominent research firms.

•
Anheuser-Busch InBev MPS Win - Lexmark recently signed a new, five-year agreement with Anheuser-Busch InBev that extends its services into Europe to drive improved productivity and cost savings for the leading global brewer. In January 2012, the company announced a similar deal with Anheuser-Busch that covered locations across North America. This new multi-country services contract calls for world-class MPS, a standardized fleet of innovative printers and multifunction products (MFPs) and improved business processes to be provided to Anheuser-Busch InBev. The scope of services includes corporate offices in addition to breweries.

•
Lexmark’s Leadership Positioning - Lexmark has again garnered notable distinctions from leading industry analyst firm Gartner, Inc. by earning Leader positions in two Magic Quadrants, attesting to the company’s knowledge and expertise in the MPS and printer/MFP arenas.

•
Lexmark recently announced its positioning in the Leaders quadrant of Gartner’s “Magic Quadrant: Managed Print Services Worldwide” report6. Lexmark offers a comprehensive set of MPS and capabilities that provide a consistent, global infrastructure to manage devices effectively and drive significant cost reductions. In addition, Lexmark’s dynamic solutions are customized to bring unique value to each customer when deployed in an MPS environment. By streamlining complex and dysfunctional business processes, Lexmark’s MPS has the capacity to deliver an immediate return on investment through increased worker productivity and effectiveness – enabling Lexmark’s customers to better focus on their core business and clients at the point of service.

•
Lexmark also has been positioned by Gartner in the Leaders quadrant of its 2012 MFP and Printer Magic Quadrant7. As evidenced by Lexmark’s 2012 laser product announcement, the company is extending its leadership in smart MFPs with several next-generation devices, that when combined with the Perceptive Software portfolio, increase productivity by enabling users to capture and access their data at the right time and in the right format. With a wide breadth of laser product offerings, Lexmark can provide the best product to address a customer’s unique requirements.

Looking Forward

In the first quarter of 2013, the company expects a continued negative impact from the decision to exit inkjet. Revenue is currently expected to decline 11 to 13 percent year on year. GAAP earnings per share in the first quarter of 2013 are expected to be around $0.43 to $0.53, compared with GAAP earnings per share of $0.84 in the first quarter of 2012. Non-GAAP earnings per share in the first quarter of 2013 are expected to be around $0.80 to $0.90, compared with non-GAAP earnings per share of $1.05 in the first quarter of 2012.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 81765633.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2012, Lexmark sold products in more than 170 countries and reported $3.8 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy, market acceptance of new products; inability to realize all of the anticipated benefits of the Company’s acquisitions; fluctuations in foreign currency exchange rates; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the Company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on imaging and software solutions, including enterprise content management, intelligent capture and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

(1)
In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related and acquisition-related adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)	MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.
(3)
Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(4)	Inkjet Exit revenue is defined as consumer and business inkjet hardware and supplies that the company is exiting.
(5)	Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.
(6)	Gartner, Inc., Magic Quadrant for Managed Print Services, Worldwide, Ken Weilerstein, Cecile Drew, Yulan Li, October 25, 2012.
(7)	Gartner, Inc., Magic Quadrant for MFPs and Printers, Worldwide, Sharon McNee, Federico De Silva, October 24, 2012.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Revenue	$967.4	$1,059.6	$3,797.6	$4,173.0
Cost of revenue	637.9	663.5	2,397.6	2,592.4
Gross profit	329.5	396.1	1,400.0	1,580.6

Research and development	88.1	98.3	372.7	374.5
Selling, general and administrative	208.3	200.8	804.1	761.2
Restructuring and related charges	7.9	4.2	36.1	2.0
Operating expense	304.3	303.3	1,212.9	1,137.7

Operating income	25.2	92.8	187.1	442.9

Interest expense (income), net	7.5	7.6	29.6	29.9
Other (income) expense, net	(1.0)	0.0	(0.5)	(0.6)

Earnings before income taxes	18.7	85.2	158.0	413.6

Provision for income taxes	12.4	15.9	51.7	92.7
Net earnings	$6.3	$69.3	$106.3	$320.9

Net earnings per share:
Basic	$0.10	$0.95	$1.55	$4.16
Diluted	$0.10	$0.94	$1.53	$4.12

Shares used in per share calculation:
Basic	64.4	73.0	68.6	77.1
Diluted	65.4	74.0	69.5	77.9
Cash dividends declared per common share	$0.30	$0.25	$1.15	$0.25

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$212.4	$356.1
Marketable securities	693.4	793.3
Trade receivables, net	523.6	457.8
Inventories	277.3	335.5
Prepaid expenses and other current assets	214.9	266.1
Total current assets	1,921.6	2,208.8

Property, plant and equipment, net	845.3	888.8
Marketable securities	6.3	11.5
Goodwill	376.8	216.4
Intangibles, net	231.4	151.2
Other assets	142.0	160.3
Total assets	$3,523.4	$3,637.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$350.0	$-
Accounts payable	512.5	486.5
Accrued liabilities	580.6	636.8
Total current liabilities	1,443.1	1,123.3

Long-term debt	299.6	649.3
Other liabilities	499.5	472.7
Total liabilities	2,242.2	2,245.3

Stockholders' equity:
Common stock and capital in excess of par	901.6	867.5
Retained earnings	1,507.5	1,482.3
Treasury stock, net	(844.4)	(654.4)
Accumulated other comprehensive loss	(283.5)	(303.7)
Total stockholders' equity	1,281.2	1,391.7
Total liabilities and stockholders' equity	$3,523.4	$3,637.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q12	4Q11
GAAP	$6	$69
Restructuring-related charges & project costs	23	15
Acquisition-related adjustments	11	8
Non-GAAP	$40	$93

Net Earnings (In Millions)	2012	2011
GAAP	$106	$321
Restructuring-related charges & project costs	90	23
Acquisition-related adjustments	49	23
Non-GAAP	$244	$367

Earnings Per Share	4Q12	4Q11
GAAP	$0.10	$0.94
Restructuring-related charges & project costs	0.35	0.21
Acquisition-related adjustments	0.17	0.11
Non-GAAP	$0.61	$1.25

Earnings Per Share	2012	2011
GAAP	$1.53	$4.12
Restructuring-related charges & project costs	1.29	0.30
Acquisition-related adjustments	0.70	0.29
Non-GAAP	$3.51	$4.71

Earnings Per Share Guidance	1Q13	1Q12
GAAP	$0.43 - $0.53	$0.84
Restructuring-related charges & project costs	0.16	0.11
Acquisition-related adjustments	0.21	0.10
Non-GAAP	$0.80 - $0.90	$1.05

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	4Q12	4Q11
GAAP	$967	$1,060
Acquisition-related adjustments (1)(2)	1	1
Non-GAAP	$968	$1,061

Software and Other Revenue (In Millions) **	4Q12	4Q11
GAAP	$89	$70
Acquisition-related adjustments (1)(2)	1	1
Non-GAAP	$89	$72

Perceptive Software Revenue (In Millions) ***	4Q12	4Q11
GAAP	$42	$30
Acquisition-related adjustments (1)(2)	1	1
Non-GAAP	$43	$31

Gross Profit (In Millions)	4Q12	4Q11
GAAP	$330	$396
Restructuring-related charges & project costs (3)(4)	11	4
Acquisition-related adjustments (1)(2)	8	6
Non-GAAP	$349	$406

Gross Profit Margin (%)	4Q12	4Q11
GAAP	34.1%	37.4%
Restructuring-related charges & project costs	1.2%	0.4%
Acquisition-related adjustments	0.8%	0.5%
Non-GAAP	36.0%	38.3%

Operating Expense (In Millions)	4Q12	4Q11
GAAP	$304	$303
Restructuring-related charges & project costs (3)(4)	(22)	(16)
Acquisition-related adjustments (1)(2)	(8)	(5)
Non-GAAP	$275	$283

Operating Income (In Millions)	4Q12	4Q11
GAAP	$25	$93
Restructuring-related charges & project costs (3)(4)	33	20
Acquisition-related adjustments (1)(2)	16	10
Non-GAAP	$74	$123

Operating Income Margin (%)	4Q12	4Q11
GAAP	2.6%	8.8%
Restructuring-related charges & project costs	3.4%	1.9%
Acquisition-related adjustments	1.6%	1.0%
Non-GAAP	7.7%	11.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -9% on a GAAP basis and -9% on a non-GAAP basis.  Earnings in the fourth quarter of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

**
Year-to-year Software and Other Revenue growth was approximately 27% on a GAAP basis and 25% on a non-GAAP basis. Earnings in the fourth quarter of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

***
Year-to-year Perceptive Software Revenue growth was approximately 41% on a GAAP basis and 37% on a non-GAAP basis. Earnings in the fourth quarter of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

(1)
Amounts for the three months ended December 31, 2012, include total acquisition-related adjustments of $15.8 million with $0.6 million, $7.3 million, $0.2 million and $7.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended December 31, 2011, include total acquisition-related adjustments of $10.3 million with $1.3 million, $4.2 million, $0.1 million and $4.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended December 31, 2012, include total restructuring-related charges and project costs of $33.1 million with $11.3 million and $13.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.9 million in Restructuring and related charges.

(4)
Amounts for the three months ended December 31, 2011, include total restructuring-related charges and project costs of $19.9 million with $4.4 million and $11.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.3 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2012	2011
GAAP	$3,798	$4,173
Acquisition-related adjustments (1)(2)	5	5
Non-GAAP	$3,803	$4,178

Software and Other Revenue (In Millions) **	2012	2011
GAAP	$331	$272
Acquisition-related adjustments (1)(2)	5	5
Non-GAAP	$337	$277

Perceptive Software Revenue (In Millions) ***	2012	2011
GAAP	$156	$95
Acquisition-related adjustments (1)(2)	5	5
Non-GAAP	$162	$100

Gross Profit (In Millions)	2012	2011
GAAP	$1,400	$1,581
Restructuring-related charges & project costs (3)(4)	48	5
Acquisition-related adjustments (1)(2)	33	20
Non-GAAP	$1,480	$1,606

Gross Profit Margin (%)	2012	2011
GAAP	36.9%	37.9%
Restructuring-related charges & project costs	1.3%	0.1%
Acquisition-related adjustments	0.9%	0.5%
Non-GAAP	38.9%	38.4%

Operating Expense (In Millions)	2012	2011
GAAP	$1,213	$1,138
Restructuring-related charges & project costs (3)(4)	(74)	(25)
Acquisition-related adjustments (1)(2)	(33)	(9)
Non-GAAP	$1,106	$1,104

Operating Income (In Millions)	2012	2011
GAAP	$187	$443
Restructuring-related charges & project costs (3)(4)	122	30
Acquisition-related adjustments (1)(2)	66	29
Non-GAAP	$375	$502

Operating Income Margin (%)	2012	2011
GAAP	4.9%	10.6%
Restructuring-related charges & project costs	3.2%	0.7%
Acquisition-related adjustments	1.7%	0.7%
Non-GAAP	9.9%	12.0%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*	Year-to-year Revenue growth was approximately -9% on a GAAP basis and -9% on a non-GAAP basis. Earnings in 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 22% on a GAAP basis and 22% on a non-GAAP basis.  Earnings in 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 65% on a GAAP basis and 62% on a non-GAAP basis.  Earnings in 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the year ended December 31, 2012, include total acquisition-related adjustments of $65.8 million with $5.5 million, $27.2 million, $0.9 million and $32.2 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the year ended December 31, 2011, include total acquisition-related adjustments of $29.4 million with $4.9 million, $15.5 million, $0.4 million and $8.6 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the year ended December 31, 2012, include total restructuring-related charges and project costs of $121.8 million with $47.8 million and $37.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $36.1 million in Restructuring and related charges.

(4)
Amounts for the year ended December 31, 2011, include total restructuring-related charges and project costs of $29.9 million with $5.2 million and $22.7 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.0 million in Restructuring and related charges.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration  costs may consist of information technology expenses, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the  Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.